Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink’s Appoints Dan Henry to Board of Directors and Announces Pending Resignation of Peter Feld from Board

RICHMOND, Va., October 23, 2017 – The Brink’s Company (NYSE:BCO), the global leader in cash management, secure logistics and security solutions, announced today that its board of directors has appointed Dan Henry as an independent director effective October 21, 2017. The company also announced that Peter Feld has informed the board of his intention to resign from the board, effective November 11, 2017.

From 2008 to 2014, Henry served as chief executive officer of Netspend Corporation, a leading provider of prepaid debit cards and commercial prepaid card solutions. He is a co-founder of Euronet, a global leader in processing secure electronic financial transactions, where he served as president and chief operating officer until 2006. He served on Euronet’s board until his appointment as CEO of Netspend in 2008.

Michael Herling, chairman of the Brink’s board, said: “Dan is a pioneer in the financial services industry who will bring valuable leadership, experience and insight to our board. We look forward to working with him.

“We also want to thank Peter for his many contributions since joining our board in 2016, when Starboard Value was our largest shareholder. Starboard has clearly been an important catalyst for positive change at Brink’s, including the appointment of a new chief executive officer and other senior executives, as well as driving a renewed focus on operating performance, efficiency, and profitable growth. Peter’s insights and perspectives have been a considerable benefit to Brink’s and to our board. Peter informed us of his desire to resign from the board as Starboard has significantly reduced its ownership position in light of appreciation in Brink’s stock price since becoming a shareholder.”

Peter Feld said: “It has been a pleasure to work with such a talented group of directors and managers. Brink’s is a great company with a bright future and is now positioned to be a market leader providing business solutions to the global cash ecosystem. I am very proud of our accomplishments over the past two years and look forward to watching the company’s continued success.”

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of cash management, secure logistics and security solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serve customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

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